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                                                                   EXHIBIT 99.2r

                           ALLIED CAPITAL CORPORATION

                                 CODE OF ETHICS

         It is the policy of Allied Capital Corporation (the "Company") that no affiliated person of the Company shall, in connection with the purchase or sale, directly or indirectly, by such person of any security held or to be acquired by the Company,

         (1)  Employ any device, scheme or artifice to defraud the Company;

         (2) Make to the Company any untrue statement of a material fact or omit to state to the Company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

         (3) Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Company; or

         (4)  Engage in any manipulative practice with respect to the Company.

         In order to prevent the access persons, as defined in paragraph 1 below, of the Company from engaging in any of these prohibited acts, practices or courses of business, the Board of Directors of the Company has adopted the following Code of Ethics:

         1.       "Access persons" for the purpose of this Code are

                  (a)  Each member of the Board of Directors of the Company;

                  (b)  Each officer of the Company;

                  (c) Each other employee of Allied Capital who, in the judgment of the Chairman, makes, participates in or obtains information regarding the acquisition or disposition of securities by the Company in connection with his or her regular functions or duties.

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         2. Any access person who becomes aware that the Company is considering the acquisition or disposition of any security issued by any person (an issuer) must immediately notify the Chairman of any interest that such access person may have in any outstanding securities of that issuer.

         3. Every access person shall similarly notify the Chairman of any other interest or connection that he or she might have in or with such issuer.

         4. Once an access person becomes aware that the Company is considering the acquisition or disposition of any security of an issuer, he or she may not engage, without the prior approval of the Chairman, in any transaction in any securities of that issuer during a period of thirty (30) days after the Company has completed the acquisition or disposition or he has been notified by the Chairman that the Company is no longer considering such acquisition or disposition. The Chairman may not engage in any such transaction within such thirty (30) day period under any circumstances.

         5. The notifications or permission may be given orally, but should be confirmed in writing as soon and with as much detail as possible.

         6. Every access person shall report to the Company certain information with respect to transactions in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates. Such report shall include the following information:

                    (i) The date of the transaction, the title and number of shares, and the principal amount of each security involved;

                    (ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                    (iii) The price at which the transaction was effected; and

                    (iv) The name of the broker, dealer or bank with or through whom the transaction was effected.

Every such report shall be made not later than ten (10) days after the end of the calendar quarter in which the transaction to which the report relates was effected. No person shall, however, be required to make a report:

                    (a) With respect to transactions effected for any account over which such person does not have any direct or indirect influence or control;

                    (b) If such person is not an "interested person" of the Company within the meaning of section 2(a)(19) of the Investment Company Act of 1940, as amended, and would be required to make such a report solely by reason of being a director of the Company, except where such director knew or, in the ordinary course of fulfilling his official duties as a director of the Company should have known, that during the fifteen (15)-day period immediately preceding or after the date of the transaction in a security by the director such security is or was acquired or disposed of by the Company or such acquisition or disposition is or was being considered by the Company or its investment manager;

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                    (c)  Where a report made to an investment adviser or manager would duplicate information recorded pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Investment Advisers Act of 1940, as amended.

         7. Every access person who becomes aware of a violation of this Code of Ethics by any person must report it to the Chairman, who shall report it to the Board of Directors. The Board of Directors will take such disciplinary action as it considers appropriate under the circumstances. In the case of officers or other employees of the Company, such action may include removal from office. If the Board of Directors considers disciplinary action against any person, it will cause notice thereof to be given to that person and provide to that person the opportunity to be heard.

         8. The Company will maintain the following records at its office in the custody of the Chairman and make such records available to the Securities and Exchange Commission or its representatives for their examination:

                    (a) A copy of this Code of Ethics or of any version of this Code in effect at any time within the past five (5) years.

                    (b) A record of any violation of this Code of Ethics, and of any action taken as a result of such violation, for a period of five (5) years following the end of the fiscal year in which the violation occurred.

                    (c) A copy of each report made by an access persons pursuant to this Code of Ethics, for a period of five
                         (5) years from the end of the fiscal year in which it is made.

                    (d)  A list of all persons who are, or within the past five
                         (5) years have been, access persons.



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